                                    EXHIBIT 5

           OPINION AND CONSENT OF BAKER, DONELSON, BEARMAN & CALDWELL

                                   LAW OFFICES
                       BAKER, DONELSON, BEARMAN & CALDWELL
                           A Professional Corporation
                            First Tennessee Building
                               165 Madison Avenue
                                   Suite 2000
                            Memphis, Tennessee 38103

                               September 16, 1998
Sofamor Danek Group
1800 Pyramid Place
Memphis, Tennessee 38132

         RE:   Registration Statement on Form S-8 of Sofamor Danek Group, Inc.

Ladies and Gentlemen:

         We have acted as securities counsel for Sofamor Danek Group, Inc., an Indiana corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended, relating to the Sofamor Danek Group, Inc. 1993 Long-Term Incentive Plan, as amended (the "Plan"). This opinion is being furnished in response to Item 601 of Regulation S-K and the instructions to Form S-8.

         We are familiar with the proceedings to date with respect to the proposed offering and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for purposes of this opinion.

         On the basis of the foregoing, we are of the opinion that:

         1. The Company is a corporation duly organized and existing under the laws of the State of Indiana.

         2. The Plan has been duly and validly authorized and adopted, and the shares of Common Stock of the Company (the "Shares") that may be issued and sold pursuant to the Plan have been duly authorized for issuance and will, when issued, sold and paid for in accordance with the Plan, be validly issued, fully paid and non-assessable.

         The foregoing opinion is limited to the federal laws of the United States and the laws of the State of Tennessee, and we express no opinion as to the effect of the laws of any other jurisdiction.

         In rendering the foregoing opinion, we have relied to the extent we deem such reliance appropriate as to certain matters on statements, representations and other information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                       Very truly yours,

                                       BAKER, DONELSON, BEARMAN & CALDWELL